UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2007

United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-127891 (1933 Act)	20-3269195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1702 N. Collins Boulevard, Suite 100, Richardson, Texas
75080
(Address of principal executive offices)
(Zip Code)
(214) 370-8960
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2007, United Development Funding III, L.P. (the “Partnership”) acquired from McDougal Family Partnership, Ltd., a Texas limited partnership (“MFP”), a loan from MFP to Llano Development Company, a Texas corporation (the “Borrower”), in the original principal amount of $4,000,000 (the “Loan”). The Loan was acquired pursuant to a Note Purchase, Assignment and Assumption Agreement (the “Purchase Agreement”) and related purchase documents executed between the Partnership and MFP.

Concurrently with the execution of the Purchase Agreement, the Partnership and the Borrower modified the terms of the Loan pursuant to a Second Modification and Extension Agreement (the “Modification Agreement”) and related loan documents executed between the Partnership and the Borrower. Pursuant to the terms of the Modification Agreement, the Partnership agreed to fund up to an additional $4,000,000 to the Borrower and increase the principal amount of the Loan to $7,500,000. The outstanding principal amount of the Loan accrues interest at a base rate equal to 16.0% per annum, payable monthly. The outstanding principal balance of the Loan plus all accrued, unpaid interest thereon is due and payable on the maturity date, March 20, 2010.

The Borrower’s obligations under the Loan are secured by, among other things, first lien deeds of trust filed on certain property located in Lubbock County, Texas, which were assigned by MFP to the Partnership in connection with the Purchase Agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED DEVELOPMENT FUNDING III, L.P.
	By:	UMTH Land Development, L.P.
Its General Partner

Dated: March 23, 2007	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer of UMTH Land Development, L.P.